Verizon South Inc.

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31, 2003	Years Ended December 31,
(Dollars in Millions)		2002		2001		2000	1999	1998

Income before provision for income taxes and cumulative effect of change in accounting principle	$55.6	$379.8	(a)(b)	$547.5	(a)	$438.6	$470.1	$455.5	(a)
Equity loss from affiliate	—	—		9.3		.3	—	—
Interest expense	20.3	73.5		73.0		81.8	68.6	68.0
Portion of rent expense representing interest	4.9	17.1		9.8		8.2	6.3	6.5
Amortization of capitalized interest	.1	.2		.2		.3	.2	.2

Earnings, as adjusted	$80.9	$470.6		$639.8		$529.2	$545.2	$530.2

Fixed charges:
Interest expense	$20.3	$73.5		$73.0		$81.8	$68.6	$68.0
Portion of rent expense representing interest	4.9	17.1		9.8		8.2	6.3	6.5
Capitalized interest	.1	.4		1.6		1.3	.9	.5

Fixed charges	$25.3	$91.0		$84.4		$91.3	$75.8	$75.0

Ratio of earnings to fixed charges	3.20	5.17		7.58		5.80	7.19	7.07

(a)	Restated in accordance with Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”
(b)	Excludes a gain of $1,665.6 million on sale of assets.